Exhibit Index

EXHIBIT NO. (99) Press release, dated April 14, 2005 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Gregg C. Sengstack
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
FOR THE FIRST QUARTER OF 2005

Bluffton, Indiana - April 14, 2005 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record first quarter 2005 net income of $5.8 million, an increase of 13 percent from $5.1 million for the same period a year ago. Diluted earnings per share were a first quarter record $0.25, a 14 percent increase from $0.22 for the first quarter of 2004.

Sales for 2005 were a first quarter record $82.4 million, an increase of $2.2 million or about 3 percent from $80.2 million for the same period a year ago. Foreign currencies, particularly the euro and the Rand, strengthened relative to the U.S. dollar since the first quarter of 2004. The impact of this change in exchange rates was a $1.5 million increase in the Company’s reported first quarter 2005 sales from its operations outside of North America compared to the same period in 2004.

Operating earnings in the first quarter of 2005 were a record $9.0 million, up $0.9 million or 11 percent compared to $8.1 million a year ago.

R. Scott Trumbull, Chairman and Chief Executive Officer, stated, “We are pleased with our record first quarter results, particularly since we were able to achieve the earnings growth in spite of a double digit decline in our four inch submersible motor sales in North America. The decline occurred because our major OEM customers liquidated inventories of motors purchased from us last year ahead of our announced changes to their discount programs. While our overall unit volume declined, our sales direct to distributors grew from 2 percent of our North American total last year to approximately one third by quarter end this year. This improved mix, combined with solid execution of our cost reduction programs, enabled us to more than offset the volume shortfall. By the end of the quarter our order entry activity was back up to normal levels.”

Sales of Franklin Pump Systems (formerly JBD, Inc, acquired in October 2004) increased by 25 percent over the same period last year. At the end of the quarter, Franklin Pump Systems launched the new SCHAEFER™ branded pump product line to distributors. During the second quarter the new AQUADUTY™ pump product line will be introduced. There is substantial distributor interest in both of these new pump brands.

Fueling system product sales decreased 7 percent compared to the first quarter of 2004. During the first quarter of 2004 fueling sales were up 18 percent over the same period in 2003 due primarily to a large order not repeated in 2005. Early second quarter sales and orders for 2005 are running ahead of sales and orders for the same period of 2004.

As part of our previously announced Global Manufacturing Realignment Program, the ramp up of production at the Mexico four inch motor manufacturing plant and the new six inch motor manufacturing facility in the Czech Republic are on schedule. We are beginning to see the benefits of consolidating operations in our new Fueling facility in Madison, Wisconsin. The Company projected it will incur approximately $10 million of pre-tax restructuring expenses as this Program is implemented between the first quarter of 2004 and the fourth quarter of 2005. These restructuring expenses primarily include: severance, relocation, and the cost of transferring equipment. These expenses will continue to be identified quarterly during the implementation period and are reflected as “restructuring expenses” in our income statement. The Company has incurred approximately $5.7 million of pre-tax expenses for the program to date, including $0.2 million for the first quarter of 2005. The Company expects to incur the remaining costs during the balance of 2005 as the Program is substantially completed.

Franklin Electric is a global leader in the production and marketing of groundwater and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	First Quarter Ended
	April 2,	April 3,
	2005	2004

Net sales	$82,434	$80,207

Cost of sales	56,955	56,587

Gross profit	25,479	23,620

Selling and administrative expenses	16,272	14,978

Restructuring expense	205	565

Operating income	9,002	8,077

Interest expense	(172)	(106)
Other income	151	18
Foreign exchange gain / (loss)	11	(50)

Income before income taxes	8,992	7,939

Income taxes	3,181	2,818

Net income	$5,811	$5,121

Net income per share:
Basic	$0.26	$0.23
Diluted	$0.25	$0.22

Weighted average shares and equivalent
shares outstanding:
Basic	22,138	21,904
Diluted	23,264	22,830

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	April 2,	Jan 1,
	2005	2005

ASSETS:

Cash and equivalents	$23,064	$50,604
Investments	18,011	-
Receivables	35,299	39,312
Inventories	79,172	62,442
Other current assets	14,402	13,784
Total current assets	169,948	166,142

Property, plant and equipment, net	91,674	95,924
Goodwill and other assets	70,149	71,407
Total assets	$331,771	$333,473

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$1,290	$1,304
Accounts payable	18,083	16,594
Accrued liabilities	29,527	36,547
Total current liabilities	48,900	54,445

Long-term debt	13,626	13,752
Deferred income taxes	7,154	6,304
Employee benefit plan obligations	18,178	18,801
Other long-term liabilities	5,740	5,838

Shareowners' equity	238,173	234,333
Total liabilities and shareowners' equity	$331,771	$333,473

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	April 2,	April 3,
	2005	2004

Cash flows from operating activities:
Net income	$5,811	$5,121
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	3,944	3,878
Deferred income taxes	849	-
Loss on disposals of plant and equipment	28	7
Changes in assets and liabilities:
Receivables	3,337	(3,988)
Inventories	(18,297)	(12,987)
Accounts payable and other accrued expenses	(2,657)	1,089
Employee benefit plans	(324)	(4,264)
Other, net	(827)	(146)
Net cash flows from operating activities	(8,136)	(11,290)
Cash flows from investing activities:
Additions to plant and equipment	(2,145)	(3,956)
Proceeds from sale of plant and equipment	1,023	-
Additions to deferred assets	(3)	(1)
Cash paid for securities	(60,000)	-
Proceeds from sale of securities	41,989	-
Net cash flows from investing activities	(19,136)	(3,957)
Cash flows from financing activities:
Repayment of long-term debt	(72)	(347)
Proceeds from issuance of common stock	3,710	2,187
Purchases of common stock	(2,110)	(2,208)
Reduction of loan to ESOP Trust	233	232
Dividends paid	(1,768)	(1,538)
Net cash flows from financing activities	(7)	(1,674)
Effect of exchange rate changes on cash	(261)	(376)
Net change in cash and equivalents	(27,540)	(17,297)
Cash and equivalents at beginning of period	50,604	29,962
Cash and equivalents at end of period	$23,064	$12,665